EXHIBIT 10.11

ADVISORY SERVICES AGREEMENT

between Rincon II LLC. and Independence Power Holdings, Inc.

This Advisory Services Agreement (this "Agreement") is entered into as of March 27th 2026 (the "Effective Date"), by and between Rincon II LLC., a Delaware entity ("Rincon"), and Independence Power Holdings, Inc., a Nevada corporation ("Company"). Rincon and Company are sometimes referred to herein individually as a "Party" and collectively as the "Parties".

1. Engagement. Company hereby retains Rincon, and Rincon agrees, to provide advisory and project management services described in Exhibit A (the "Services") on a non-exclusive basis, subject to the terms and conditions of this Agreement.

2. Term; Month-to-Month. The term of this Agreement will commence on the Effective Date and will continue on a month-to-month basis until terminated in accordance with Section 9.

3. Standard of Performance. Rincon will perform the Services in a professional and workmanlike manner, consistent with generally accepted industry standards and using personnel with appropriate skill and experience. Rincon will designate a primary engagement lead and will provide reasonable status updates to Company, including written monthly summaries upon request.

4. Related-Party Disclosure; No Profit Intent. The Parties acknowledge that the Company’s Chief Executive Officer is also a principal of Rincon. The Parties further acknowledge that Rincon is structured to operate on a breakeven basis to employ staff and support execution across Company-related initiatives and that no profit or distribution is intended to be derived by such principal from this engagement. Company will present this Agreement to its Board of Directors (or authorized committee) for review and approval as a related-party transaction, and the effectiveness of this Agreement is conditioned upon such approval. At Company’s request, Rincon will provide periodic transparency reporting regarding personnel allocation and costs attributable to the Services.

5. Compensation. Company will pay Rincon a fixed advisory retainer of thirty thousand dollars ($30,000) per month (the "Retainer"). Unless otherwise agreed in writing, the Retainer will be invoiced monthly in advance on the first business day of each month and will be due and payable within ten (10) days of invoice date. If this Agreement becomes effective on a date other than the first day of a month, the first month’s Retainer will be prorated based on the number of days remaining in that month.

6. Expenses. Company will reimburse Rincon for reasonable out-of-pocket expenses incurred in performing the Services (e.g., travel, lodging, third-party diligence costs), provided that (a) any single expense in excess of $1,000 or (b) aggregate expenses in excess of $2,500 in any month require Company’s prior written approval. Reimbursable expenses will be separately itemized on invoices with supporting documentation.

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7. Independent Contractor; No Authority. Rincon is an independent contractor and not an employee, agent, joint venturer, or partner of Company. Rincon has no authority to bind Company or to make representations or commitments on Company’s behalf without Company’s prior written authorization. Rincon will be solely responsible for the payment of all compensation and benefits for its personnel and for all applicable taxes.

8. Broker-Dealer; Capital Markets Activities. The Parties acknowledge that portions of the Services may relate to Company capital markets activities. Rincon will provide project management and back office support only and will not (a) solicit investors, (b) introduce investors for compensation, (c) negotiate or structure the terms of any securities, (d) provide investment advice to third parties, or (e) engage in any activity that would require Rincon or any Rincon personnel to register as a broker, dealer, or investment adviser under applicable law. All investor outreach and securities-related communications will be conducted by Company personnel or appropriately licensed third parties retained by Company.

9. Termination. Either Party may terminate this Agreement for any reason upon thirty (30) days’ prior written notice to the other Party. Either Party may terminate this Agreement immediately upon written notice if the other Party materially breaches this Agreement and fails to cure such breach within ten (10) days after receiving written notice thereof. Upon termination, Company will pay Rincon for (a) any unpaid Retainer accrued through the effective date of termination and (b) approved expenses incurred through the effective date of termination. Any prepaid Retainer for periods after the effective date of termination will be refunded on a prorated basis.

10. Confidentiality. Each Party may receive or have access to Confidential Information of the other Party. "Confidential Information" means non-public information, whether oral, written, electronic, or otherwise, disclosed by or on behalf of a Party that is designated as confidential or that reasonably should be understood to be confidential given the nature of the information and the circumstances of disclosure, including business plans, financial information, technical information, vendor terms, customer information, trade secrets, and know-how. The receiving Party will (a) use Confidential Information solely for purposes of performing or receiving the Services, (b) protect Confidential Information using at least the same degree of care it uses to protect its own confidential information (and no less than reasonable care), and (c) not disclose Confidential Information to any third party except to its employees, contractors, and professional advisers who have a need to know and are bound by confidentiality obligations at least as protective as those herein. The obligations in this Section 10 will survive termination for three (3) years; however, trade secrets will be protected for so long as they remain trade secrets under applicable law.

11. Work Product; Intellectual Property. To the extent Rincon creates reports, analyses, plans, schedules, templates, process documentation, or other work product specifically for Company in the course of providing the Services (collectively, "Deliverables"), and Company has paid all amounts due under this Agreement, Rincon hereby assigns to Company all right, title, and interest in and to such Deliverables. Notwithstanding the foregoing, Rincon retains all right, title, and interest in and to (a) its pre-existing materials, methodologies, software, tools, templates, know-how, and processes and (b) generalized skills and knowledge acquired during performance of the Services (collectively, "Rincon Materials"). To the extent any Rincon Materials are incorporated into Deliverables, Rincon grants Company a perpetual, non-exclusive, royalty-free license to use such Rincon Materials as incorporated solely for Company’s internal business purposes.

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12. Non-Solicitation. During the term of this Agreement and for twelve (12) months thereafter, neither Party will knowingly solicit for employment any employee of the other Party who was materially involved in the Services; provided that this restriction will not apply to general solicitations not targeted at such employees or to hiring an employee who responds to such general solicitation.

13. Compliance with Law. Each Party will comply with all applicable laws, rules, and regulations in connection with this Agreement, including anti-corruption and sanctions laws. Rincon will not take any action that would cause Company to be in violation of applicable law.

14. Indemnification. Each Party (the "Indemnifying Party") will indemnify, defend, and hold harmless the other Party and its directors, officers, employees, and agents (the "Indemnified Party") from and against any third-party claims, damages, liabilities, and reasonable costs and expenses (including reasonable attorneys’ fees) arising out of the Indemnifying Party’s gross negligence or willful misconduct in connection with this Agreement.

15. Limitation of Liability. EXCEPT FOR (A) BREACHES OF SECTION 10 (CONFIDENTIALITY), (B) A PARTY’S INDEMNIFICATION OBLIGATIONS UNDER SECTION 14, OR (C) A PARTY’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT, IN NO EVENT WILL EITHER PARTY BE LIABLE TO THE OTHER FOR ANY INDIRECT, INCIDENTAL, SPECIAL, CONSEQUENTIAL, OR PUNITIVE DAMAGES, OR FOR LOST PROFITS OR REVENUE, ARISING OUT OF OR RELATED TO THIS AGREEMENT, EVEN IF ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. EXCEPT FOR THE FOREGOING EXCLUSIONS, EACH PARTY’S AGGREGATE LIABILITY ARISING OUT OF OR RELATED TO THIS AGREEMENT WILL NOT EXCEED THE TOTAL FEES PAID BY COMPANY TO RINCON UNDER THIS AGREEMENT IN THE THREE (3) MONTHS IMMEDIATELY PRECEDING THE EVENT GIVING RISE TO THE CLAIM.

16. Governing Law; Venue. This Agreement will be governed by and construed in accordance with the laws of the State of [Governing State], without regard to conflicts of law principles. The Parties agree that any action arising out of or relating to this Agreement will be brought exclusively in the state or federal courts located in [County, State], and each Party hereby submits to the personal jurisdiction of such courts.

17. Notices. All notices under this Agreement can be in email or writing and will be deemed given when delivered (a) personally, (b) by nationally recognized overnight courier, (c) by certified mail, return receipt requested, or (d) by email (with confirmation of transmission), to the addresses set forth below (or to such other address a Party may designate by notice).

Notices to Company:

Independence Power Holdings, Inc.

Scott Stephenson CFO

Email: sstephenson@independencepower.co

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Notices to Rincon:

Rincon II LLC.

Rebecca Burkhardt Manager

Email: rburkhardt@rinconstrategic.com

18. Assignment. Neither Party may assign this Agreement without the prior written consent of the other Party, except that either Party may assign this Agreement without consent in connection with a merger, reorganization, or sale of substantially all of its assets, provided that the assignee assumes all obligations hereunder.

19. Entire Agreement; Amendment; Waiver. This Agreement, including Exhibit A, constitutes the entire agreement between the Parties with respect to the subject matter hereof and supersedes all prior or contemporaneous understandings. Any amendment must be in writing and signed by both Parties. No waiver will be effective unless in writing, and no waiver of any breach will be deemed a waiver of any other breach.

20. Severability. If any provision of this Agreement is held invalid or unenforceable, the remaining provisions will remain in full force and effect, and the Parties will replace the invalid provision with a valid provision that most closely reflects the original intent.

21. Counterparts; Electronic Signatures. This Agreement may be executed in counterparts, each of which will be deemed an original, and all of which together will constitute one instrument. Signatures delivered electronically (including PDF or e-signature platform) will be deemed effective as originals.

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EXHIBIT A

SCOPE OF SERVICES

1. Operations

Rincon will provide advisory, project management, and execution support in connection with Company’s operational initiatives, which may include:

•	Discovery and due diligence for Kyma Batteries, including coordination of technical, commercial, and operational diligence workstreams.
•	Integration planning for vendors, products, and services (including interface requirements, contracting workflows, and operating procedures).
•	Field deployment planning, coordination, and testing support, including commissioning readiness, acceptance testing planning, and issue tracking.
•	Planning for scaling, including resource plans, operating cadence, playbooks, and cross-functional coordination.
•	Human capital management support, including role definition, organizational design inputs, hiring coordination, onboarding processes, and performance management cadence.
•	Due diligence and integration planning support for potential acquisitions, including workplan creation, information requests, and synthesis of findings.
•	Overall project management across operational priorities, including timelines, risk logs, stakeholder coordination, and weekly/monthly reporting.

2. Capital Markets

Rincon will provide project management and back office support for Company capital markets activities, which may include:

•	Project management for financing and capital raise processes, including workplan, timeline, and stakeholder management.
•	Coordination of data room build-out and maintenance; document requests and diligence response tracking.
•	Coordination of internal and external workstreams (legal, accounting, technical, tax, insurance) and meeting logistics.
•	Preparation and maintenance of process trackers (investor Q&A log, diligence tracker, open items list) and weekly status reporting.
•	Support in compiling, formatting, and version control of materials (teasers, CIMs, financial models) as directed by Company.

For clarity, Rincon will not engage in investor solicitation, placement, or securities negotiation activities, as described in Section 8 of the Agreement.

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IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Effective Date.

INDEPENDENCE POWER HOLDINGS, INC.		RINCON II LLC.

By:	/s/ Scott Stephenson	By:	/s/ Todd Parkin
Name:	Scott Stephenson	Name:	Todd Parkin
Title:	Chief Financial Officer	Title:	Manager
Date:	3/27/26	Date:	3/27/26

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